Exhibit 5.1

[Willkie Farr & Gallagher LLP Letterhead]

December 30, 2016

Ryerson Holding Corporation

227 W. Monroe St., 27th Floor

Chicago, Illinois 60606

Ladies and Gentlemen:

We have acted as counsel to Ryerson Holding Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the preparation of a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) on December 30, 2016, relating to the registration of 21,037,500 shares of common stock (the “Selling Stockholder Shares”), par value $0.01 per share, of the Company (“Common Stock”) on behalf of certain stockholders identified in the Registration Statement (the “Selling Stockholders”). The Registration Statement relates to the offer and sale by the Selling Stockholders from time to time on a delayed or continuous basis pursuant to Rule 415 under the Act of the Selling Stockholder Shares.

We have examined copies of the organizational documents of the Company, the Registration Statement, all relevant resolutions adopted by the Company’s Board of Directors, and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

As to questions of fact material to the opinion expressed below, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined. In our examination and in rendering our opinion contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; and (iii) the capacity of natural persons.

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that the Selling Stockholder Shares are validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America and to the specific legal matters expressly addressed herein, and no opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly addressed herein. The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions after the date hereof. Insofar as provisions of any of the documents referenced in this opinion letter for indemnification or contribution, the enforcement thereof may be limited by public policy considerations.

We hereby consent to the filing of this opinion as an exhibit 5 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP